Exhibit 10.30

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into this 20th day of September, 2012, by and between ADK BONTERRA/PARKVIEW, LLC, a Georgia limited liability company (hereinafter referred to as “Borrower”), with its chief executive office at Two Buckhead Plaza, 3050 Peachtree Road NW, Suite 355, Atlanta, Georgia 30305, and GEMINO HEALTHCARE FINANCE, LLC, a Delaware limited liability company (hereinafter referred to as “Lender”) with an office at One International Plaza, Suite 220, Philadelphia, Pennsylvania 19113.

Recitals:

Lender and Borrower are parties to a certain Credit Agreement dated April 27, 2011 (as at any time amended, restated, modified or supplemented, the “Credit Agreement”) pursuant to which Lender has made certain revolving credit loans to Borrower.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

2.             Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)           By deleting the reference to “October 29, 2013” in Section 2.01(d) of the Credit Agreement and by substituting “January 31, 2014” in lieu thereof.

(b)           By deleting Sections 6.06(a) and (b) of the Credit Agreement in their respective entireties and by substituting in lieu thereof the following:

(a)           Minimum Fixed Charge Coverage Ratio.  Borrowers shall cause ADK to maintain at all times a Fixed Charge Coverage Ratio measured quarterly at the end of the fiscal quarter ending September 30, 2012, of at least 1.00 to 1.0, and at the end of each fiscal quarter thereafter, of at least 1.10:1.

(b)           Maximum Loan Turn Days.  Borrowers shall maintain at all times a Maximum Loan Turn Days, measured quarterly at the end of the fiscal quarter ending June 30, 2011 and each fiscal quarter thereafter, of not greater than 40 days.

(c)           By deleting the last sentence of Section 7.08 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

In addition, unless consented to by Lender, or if a replacement acceptable to Lender is employed within ninety (90) days of any terminations, Boyd Gentry and Martin Brew shall continue as senior management of ADK actively involved in the day-to-day management of ADK and Christopher Brogdon and AdCare Management shall continue as senior management of Borrowers actively involved in the day-to-day management of such Borrowers.

(d)           By deleting Sections 8.01(x), (y) and (z) of the Credit Agreement and by substituting in lieu thereof the following:

(x)           Transition Services Agreement.  the Transition Services Agreement is terminated prior to completion of the transition of operations with respect to the Healthcare Facilities and unconditional written approval of the CHOW; or

(y)           Bonterra/Parkview Lease Default.  Any Bonterra/Parkview Lease Default shall occur.

(e)           By deleting Section 9.27 of the Credit Agreement in its entirety.

(f)            By deleting the address for notices set forth on the first signature page to the Credit Agreement and by substituting in lieu thereof the following:

Address for notices to Borrowers:

Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, GA 30305
Attn: Mr. Martin Brew
Fax: (404) 795-0604

(g)           By adding the following definition of “Medicaid Pending” to Annex I to the Credit Agreement in appropriate alphabetical order:

“Medicaid Pending” means an amount that will be billed to Medicaid for services rendered to patients that are expected to qualify for such state Medicaid program, but which patients are at the time in question in the process of completing the necessary paperwork and have not yet been officially accepted by such state as eligible Medicaid patients.

(h)           By deleting the definitions of “Affiliated Credit Agreement” and “Non-Bonterra/Parkview Borrowers” set forth in Annex I to the Credit Agreement.

(i)            By deleting the definitions of “Applicable LIBOR Floor”, “Applicable Margin”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Guarantors” and “Maximum Loan Turn Days” set forth in Annex I to the Credit Agreement and by substituting in lieu thereof the following, respectively:

“Applicable LIBOR Floor” means a percentage equal to two and one-half percent (2.5%).

“Applicable Margin” means a percentage equal to four and three-quarters percent (4.75%).

“EBITDA” means the sum of net income plus interest expense, plus taxes, plus depreciation and amortization (but excluding non-cash stock compensation expense, acquisition loss or gain and derivative loss or gain, if any).

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA, to (b) the sum of (i) interest expense paid, plus (ii) the current portion of any long-term Indebtedness excluding

(A) payments with respect to that certain Promissory Note made by ADK and ADK Georgia, LLC, a Georgia limited liability company, on July 31, 2010 in the principal amount of $500,000 in favor of Triad Health Management of Georgia II, LLC, a Georgia limited liability company, to the extent such payments are not made, and (B) payments with respect to certain temporary bridge financing from time to time obtained by ADK or certain of its Subsidiaries, but only to the extent and only for so as Lender agrees in its sole discretion that such payments may be excluded from the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (B), plus (iii) the current portion of obligations under capitalized leases, plus (iv) cash taxes paid, plus (v) cash Distributions, plus (vi) any unfinanced capital expenditures other than unfinanced capital expenditures made during 2012, all as determined for ADK on a consolidated basis, in accordance with GAAP consistently applied, on a rolling four quarter basis; provided, however, that such calculation as of the fiscal quarter ending September 30, 2012 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

“Guarantors” means ADK and each other Person who guarantees payment or performance of any Obligations.

“Maximum Loan Turn Days” means, as of any date of determination, (i) the result of (a) the average daily outstanding balance of the Revolving Loans during the immediately preceding three (3) months, divided by (b) the average monthly Collections in the Commercial Lockbox and Government Lockbox for the immediately preceding three (3) months, multiplied by (ii) 30.

(j)            By deleting clause (h) of the definition of “Eligible Accounts” set forth in Annex I to the Credit Agreement and by substituting in lieu thereof the following:

(h)           which is not outstanding more than one hundred eighty (180) days past the Billing Date; provided, however that in no event may the Account be outstanding more than one hundred eighty (180) days past the date the corresponding services and/or goods were provided;

(k)           By deleting clauses (l), (m) and (n) of the definition of “Eligible Accounts” set forth in Annex I to the Credit Agreement and by substituting in lieu thereof the following, respectively:

(l)            which has a Billing Date on or after November 1, 2011;

(m)          to the extent such Account is Medicaid Pending, it is not outstanding more than ninety (90) days past the date the corresponding services and/or goods were provided; and

(n)           which complies with such other criteria and requirements as may be specified from time to time by Lender in its reasonable discretion.

3.             Ratification and Reaffirmation.  Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

4.             Acknowledgments and Stipulations.  Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Loans on and as of September 20, 2012, totaled $4,222,891.25.

5.             Representations and Warranties.  Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Event of Default or Unmatured Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite company action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Credit Agreement are true and correct on and as of the date hereof.

6.             Reference to Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7.             Breach of Amendment.  This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.             Conditions Precedent.  The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a)           Lender shall have received a counterpart of this Amendment duly executed by Borrower; and

(b)           Lender shall have received a Consent and Reaffirmation to this Amendment duly executed by ADK.

9.             Amendment Fee; Expenses of Lender.  In consideration of Lender’s willingness to enter into this Amendment, Borrower agrees to pay (i) to Lender, a nonrefundable amendment fee in the amount of $57,500 (the “Amendment Fee”), in immediately available funds on the date hereof, which shall be fully earned on such date and non-refundable when paid, and Borrower irrevocably authorizes Lender to make a Revolving Loan to Borrower in the amount of such Amendment Fee and to disburse the proceeds of such Revolving Loan in payment of such Amendment Fee, and (ii) on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

10.          Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

11.          Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.          No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

13.          Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

14.          Further Assurances.  Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.          Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

16.          Release of Claims.  To induce Lender to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise.  Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

17.          Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWER:	ADK BONTERRA/PARKVIEW, LLC

	By:	/s/ Martin Brew
Martin Brew, Chief Financial Officer

 [Signatures continued on following page.]

Second Amendment to Credit Agreement

LENDER:	GEMINO HEALTHCARE FINANCE, LLC

	By:	/s/ Jeffrey M. Joslin
Jeffrey M. Joslin, Senior Portfolio Manager

Second Amendment to Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of the Obligations of Borrower at any time owing to Lender hereby (i) acknowledges receipt of a copy of the foregoing Second Amendment to Credit Agreement; (ii) consents to Borrower’s execution and delivery thereof and of the other documents, instruments or agreements Borrower agrees to execute and deliver pursuant thereto; (iii) agrees to be bound thereby; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation  as of the date of such Second Amendment to Credit Agreement.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Martin Brew
Martin Brew, Chief Financial Officer

Second Amendment to Credit Agreement